Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

CTL MEDICAL CORPORATION,

AMEDICA CORPORATION,

AND

US SPINE, INC.

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	9.7	Right of First Negotiation	31

X.	POST-CLOSING COVENANTS AND OTHER MATTERS		32

	10.1	Mutual Covenants	32
	10.2	Taxes	33
	10.3	Broker’s or Finder’s Fees	33
	10.4	Employee Matters	33
	10.5	Additional Documents	34
	10.6	Accounts Receivable Collections	34
	10.7	Change of Corporate Name	34

XI.	GENERAL PROVISIONS		34

	11.1	Expenses	34
	11.2	Notices	34
	11.3	Governing Law; Consent to Jurisdiction	35
	11.4	Counterparts	36
	11.5	Headings; Schedules; Exhibits	36
	11.6	Entire Agreement	36
	11.7	Third-Party Beneficiaries	36
	11.8	Assignment	36
	11.9	Specific Performance	36
	11.10	Interpretation; Absence of Presumption	36
	11.11	Severability	37
	11.12	Amendments; Waiver	37

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of September 5, 2018 (the “Effective Date”) by and among CTL Medical Corporation, a Delaware corporation, or its assign (in either case, “Buyer”), Amedica Corporation, a Delaware corporation, (“Amedica”), and US Spine, Inc., a Delaware corporation (“US Spine”). Amedica and US Spine are from time to time hereinafter referred to as the “Seller.” Capitalized terms not otherwise defined in the body of this Agreement are used as defined in Exhibit A.

RECITALS

WHEREAS, Seller is engaged in the business, among other things, of developing, manufacturing, distributing, and selling spinal implant products that incorporate silicon nitride technology (the “Silicon Nitride Products”), metal-based spinal implant products (the “Metal-Based Products”), PEEK spinal implant products (the “PEEK Products”), and biologics, the product names of which are listed on Exhibit B (collectively, the “Spinal Products”);

WHEREAS, Seller is also engaged in the business of developing, manufacturing, distributing, and selling silicon nitride for other non-spinal biomedical applications (the “Amedica Products”), the assets of which Seller will continue to own and the operations of which Seller will continue to conduct following the Closing of the transactions contemplated by this Agreement;

WHEREAS, Seller will continue to manufacture the Silicon Nitride Products and the Amedica Products following the Closing, and Seller will continue to own the patents claiming the manufacture of the Silicon Nitride Products and the Amedica Products (the “SN Manufacturing Patents”) and the related know how required for such manufacture (collectively with the SN Manufacturing Patents, the “Seller Retained Technologies”);

WHEREAS, Seller desires to sell, transfer, and assign to Buyer, and Buyer desires to purchase and assume from Seller, certain assets and liabilities related to the Spinal Products, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Buyer desires to engage Seller for a ten-year period beginning on the Closing Date (as defined below) as the exclusive manufacturer of the Silicon Nitride Products and all other spinal products that incorporate silicon nitride technology, and Seller wishes to accept such engagement, all on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Seller desires to engage Buyer for a ten-year period beginning on the Closing Date as its exclusive broker to sell Seller’s manufacturing services to third party developers of spinal implant products that incorporate silicon nitride technology;

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

I. PURCHASE, SALE, AND LICENSE OF SPINAL PRODUCTS

1.1 Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions of this Agreement, Seller shall sell, convey, transfer, and assign to Buyer at the Closing, and Buyer shall purchase, acquire, and accept from Seller at the Closing, all of Seller’s right, title, and interest in and to only the following assets that Seller owns or uses in connection with the Business:

(a) all Inventory of Spinal Products, whether or not consigned, including the Finished Goods, intermediate inventory (inspected but unpackaged silicon nitride spinal implants), and packaging material and all related instruments, components, kits, and caddies listed on Schedule 3.11;

(b) the FDA 510(k) regulatory clearances and approvals for all Spinal Products, including all related design history files listed on Schedule 1.1(b);

(c) the right to reference the Master File;

(d) the domestic and foreign regulatory clearances, approvals, permits, licenses, registrations, orders, and other authorizations issued to, or required to be obtained or maintained by, Seller or any of its Affiliates by a Governmental Authority in connection with the development, production, sale, distribution, or marketing of the Spinal Products listed on Exhibit B, all pending applications therefor, and all amendments, modifications, and renewals thereof (collectively, the “Approvals”), all of which are listed on Schedule 1.1(d);

(e) all Intellectual Property Assets;

(f) all molds, designs, technical information, engineering data, and other information, proprietary or otherwise, relating to the Spinal Products and all production and process specifications, trade secrets, and know how related to the Metal-Based Products and PEEK Products;

(g) the names “Amedica” and “US Spine,” all derivatives thereof, and all domain names, social media accounts and website addresses that incorporate either name including www.amedica.com;

(h) the Contracts, open purchase and sales orders, and Intellectual Property Agreements listed on Schedule 1.1(h) (the “Assigned Contracts”) and all rights Seller has or may have thereunder;

(i) all claims of Seller against third parties relating to the Acquired Assets or any Assumed Liability, whether choate or inchoate, known or unknown, contingent or non-contingent;

(j) all Customer records, lists, and files relating to the Spinal Products for the three (3) years preceding the Closing Date;

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(k) all records, lists, files, and agreements for all vendors, manufacturers, and suppliers relating to the manufacture, sale, and distribution of Spinal Products for the three (3) years preceding the Closing Date;

(l) electronic and, if available, hard copies of all catalogs, brochures, and other marketing and sales materials relating in whole or in part to the Spinal Products; and

(m) originals, or when not available, copies of all books and records relating to the sale and distribution of Spinal Products; and

(n) the Contracts with physicians related to the Business and the Spinal Products that are listed on Schedule 1.1(n), including the obligations thereunder to pay royalties to such physicians, to the extent such payment obligations arise after the Closing.

The assets listed in Section 1.1(a) through (o) are collectively, the “Acquired Assets.”

1.2 Excluded Assets. Seller shall retain all assets other than the Acquired Assets; the SN Manufacturing Patents; the exclusive right to manufacture the Silicon Nitride Products during the Exclusivity Period, except as provided in Section 1.7; cash and cash equivalents; all receivables as of the Closing Date to the extent relating to and arising in a period prior to the Closing Date; any real property of Seller, including the Manufacturing Facility; minute books and stock records; the Contracts other than the Assigned Contracts; all personnel records and other records that Seller is required by applicable law to retain in its possession; all Tax refunds and related rights and claims of Seller; all rights of Seller under this Agreement, the Ancillary Documents, and the Promissory Note; all machinery, vehicles, equipment, computer hardware, spare parts, and other similar tangible personal property, know-how and trade secrets relating to the manufacture and development of the Silicon Nitride Products; work in process and raw materials (collectively, the “Excluded Assets”); and all other assets specifically listed on Schedule 1.2.

1.3 Assumed Liabilities. Subject to the terms and conditions in this Agreement, at the Closing, (a) Seller shall assign to Buyer the Assigned Contracts and (b) Buyer shall agree to assume Seller’s post-Closing obligations under the Assigned Contracts pursuant to a Bill of Sale and Assignment and Assumption Agreement, in the form attached as Exhibit C hereto (the “Assignment Agreement”); provided, however, Buyer shall not assume (x) any Excluded Liability, (y) any Liability relating to or arising from any breach that occurred on or before the Closing, or (z) any event, circumstance, or condition in existence on or before the Closing Date that with notice, lapse of time, or both would constitute or result in a material breach by Seller of any of its obligations thereunder. In addition, Buyer shall assume as of the Closing all of Amedica’s payment obligations under that certain $2,500,000 term loan dated July 28, 2017 and payable to North Stadium Investments, LLC (the “North Stadium Note” and together with the Assigned Contracts, the “Assumed Liabilities”).

1.4 Excluded Liabilities. Notwithstanding any provision of this Agreement to the contrary, except as expressly provided in Section 1.3 hereunder, Buyer is not assuming, and Seller agrees that Buyer and its Affiliates shall not be liable or otherwise responsible for, in any way, any Liabilities of, Seller, its Affiliates, or the Business (the “Excluded Liabilities”), including but not limited to:

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(a) Indebtedness other than (i) the North Stadium Note, and (ii) trade payables or other obligations incurred in the ordinary course of business post-Closing and relating to any Assigned Contract;

(b) Seller Transaction Expenses;

(c) Liabilities owed by Seller to any Beneficial Owner or any other Related Party, other than Seller’s payment obligations to North Stadium under the North Stadium Note;

(d) Liabilities related to or arising out of the Excluded Assets or any business of Seller other than the Business, whether arising prior to, on, or after the Closing Date;

(e) Any Liabilities or obligations for (i) Taxes relating to the Excluded Assets or the Excluded Liabilities, to which Seller or any of its Affiliates is subject, directly or indirectly; (ii) Taxes attributable to the Business, the Assumed Liabilities, or the Acquired Assets for any Tax period (or portion thereof), as prorated, ending on or before the Closing Date; and (iii) any Taxes imposed on Buyer or its Affiliates as a successor or transferee of Seller or its Affiliates;

(f) Liabilities or obligations of Seller, the Beneficial Owners, or their respective Affiliates arising under this Agreement or any Ancillary Document;

(g) Liabilities related to or arising out of the operation of the Business or the ownership of the Acquired Assets on or prior to the Closing, except for Assumed Liabilities;

(h) Liabilities relating to or arising from any Seller employee benefit plan;

(i) all deferred compensation, severance, equity appreciation, phantom equity or similar payments due by Seller to any Person under any plan, agreement or arrangement of Seller;

(j) all wages, bonuses, commissions, independent contractor payments, payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, stay, change of control, severance, bonus, or similar payments due by either Seller to any Person and other accelerations or increases in rights or benefits of either Seller’s employees (or former employees) under any plan, agreement or arrangement of each Seller which obligation, in each case, either (A) arises at or prior to the Closing or (B) is payable or becomes due in whole or in part as a result of the consummation of the transactions contemplated by this Agreement, including all Taxes that are payable by either Seller or their Affiliates in connection with or as a result of the payment of such Liability;

(k) Liabilities of Seller or its Affiliates for warranty claims for (i) Spinal Products manufactured or sold prior to the Closing Date or (ii) Silicon Nitride Products manufactured by Seller on or after the Closing Date;

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(l) Liabilities of Seller or its Affiliates relating to or arising from the manufacture, testing or clinical studies, packaging, or sale of the Spinal Products before the Closing and all Liabilities related to or arising from the manufacture of Silicon Nitride Products (to the extent actually manufactured by Seller or any of Seller’s Affiliates) after the Closing;

(m) any financial obligation of Seller or its Affiliates to pay royalties (i) pursuant to an Assigned Contract that arose from a sale made prior to the Closing Date or (ii) pursuant to any Contract other than an Assigned Contract;

(n) any Liability of Seller or its Affiliates pursuant to any Environmental Law arising from or related to any action, event, circumstance, or condition occurring or existing as of or prior to the Closing;

(o) any Liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of Legal Requirements, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Assigned Contract prior to the Closing Date (or an event that, with notice or lapse of time or both, would become the same) or which arises from facts, circumstances, events, conditions, or actions that occurred or existed as of or prior to the Closing;

(p) any Liability arising from or related to any compliance or noncompliance on or prior to the Closing with any Legal Requirement applicable to Seller, any of Seller’s Affiliates, the Business, or the Acquired Assets or which arises from facts, circumstances, events, conditions, or actions that occurred or existed as of or prior to the Closing;

(q) any Liability arising from or related to any Action against Seller, any of Seller’s Affiliates, the Business, or the Acquired Assets pending as of the Closing or based upon any action, event, circumstance, condition, or action arising or that occurred or existed as of or prior to the Closing;

(r) any Liability to indemnify, reimburse, or advance amounts to any present or former Representative of Seller or any of Seller’s Affiliates (including with respect to any breach of fiduciary obligations by any such party); and

(s) accounts payable or other accrued and unpaid current expenses arising out of or relating to the operation or conduct of the Business outstanding as of the Closing Date other than such payables or expenses incurred in the ordinary course of business that relate to Assigned Contracts.

1.5 Efforts to Obtain Consents and Approvals. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, transfer, or assign any Assigned Contract or other Acquired Asset if an attempted sale, conveyance, transfer, or assignment thereof, without the Consent or Approval of a third party, would constitute a breach or other contravention thereof. To the extent that any Assigned Contract or other Acquired Asset to be conveyed, transferred, and assigned to Buyer pursuant to this Article I is not capable of being validly and fully conveyed, transferred, or assigned to Buyer without a Consent or Approval, and such Consents and Approvals have not been obtained prior to the Closing, Seller shall use its commercially reasonable efforts to: (i) obtain such Consents or Approvals and (ii) cooperate in any reasonable and lawful arrangement designed to provide to Buyer the benefits of any Assigned Contract or other Acquired Asset as to which such Consent or Approval has not been obtained. To the extent that Buyer is provided the benefits pursuant to this Section 1.5 of any such Assigned Contract or other Acquired Asset, Buyer shall perform the obligations of Seller thereunder or in connection therewith with respect to periods following the Closing, but only to the extent that such obligation would have been a Liability of Buyer but for the fact that such Consent or Approval has not been so obtained.

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1.6 Exclusive Manufacturing Rights. For a period of ten (10) years from the Closing Date (the “Exclusivity Period”), Seller shall have the exclusive right to manufacture all existing Silicon Nitride Products used by or sold to Buyer, as well as any modifications of or to such products, and any other spinal implant products that incorporate silicon nitride technology (collectively, the “Manufacturing Rights”). The Manufacturing Rights shall succeed to any future acquirer of Seller (or all or substantially all of its assets), the SN Manufacturing Patents, and/or the Manufacturing Facility. During the Exclusivity Period, Buyer’s purchase price for all products purchased from Seller pursuant to this Section 1.6 (the “OEM Products”) and any other product incorporating silicon nitride that Buyer asks Seller to manufacture after the Closing shall in each case be equal to the product of 1.25 times Seller’s Manufacturing Costs for such products, and for the OEM Products purchased by Buyer from Seller, Seller grants Buyer during the Exclusivity Period an irrevocable, fully paid-up, worldwide right and license under the SN Manufacturing Patents to use, offer to sell, and sell the OEM Products. Buyer shall not purchase any product for which Seller has the Manufacturing Right from any Person other than Seller or its successor during the Exclusivity Period, and Seller shall give first priority to all manufacturing orders submitted by Buyer during the Exclusivity Period. Notwithstanding the preceding sentence, if Seller is unwilling or unable to manufacture the OEM Products in the quantities and on the schedule reasonably requested by Buyer (the “Requirement”), Buyer shall have the right to make or have made, at its own expense, the OEM Products elsewhere, but only to the extent that Seller is unwilling or unable to manufacture such OEM Products and only for the specific quantities that Seller is unwilling or unable to manufacture. In addition, if there is a decrease in the quality of the OEM Products supplied by Seller or such OEM Products do not conform to their published product specifications, certification standards, or other requirements of any applicable Government Authority, in each case as certified by a quality control manager from each of Buyer and Amedica (or if such managers do not agree, then an independent third party expert agreeable to both Parties), Buyer shall have the right to make or have made, at its own expense, the OEM Products elsewhere until the quality of the OEM Products has been restored or their nonconformity has been cured, as applicable. “Manufacturing Costs” means Seller’s standard costs to manufacture a given product, including without limitation, all overhead, administrative and other costs, whether fixed or variable. Seller’s Manufacturing Costs for the Silicon Nitride Products as of the Effective Date are set forth on Schedule 3.16. Seller shall use its best efforts to minimize all Manufacturing Costs during the Exclusivity Period and shall pass on any savings in raw materials or production costs to Buyer.

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1.7 Escrow Agreement. Within thirty (30) days of the Closing Date, Seller agrees to place into an escrow account, according to escrow account details mutually agreeable to Buyer and Seller, all information available to Seller that reasonably would be required for Buyer to make, have made, import, use, offer for sale, and sell any of the OEM Products. Seller shall give prompt written notice to Buyer once such escrow deposit has been made. If Seller is unwilling or unable to manufacture the OEM Products in the quantities and on the schedule reasonably requested by Buyer (“Seller’s Conditional Incapacity”), then notwithstanding the preceding Section 1.6, Seller hereby now agrees that an independent agent of said escrow account shall release to Buyer all of said necessary information. Further, Seller hereby grants to Buyer any and all worldwide license rights (including but not limited to the SN Manufacturing Patents) needed by Buyer to exercise its rights under this Section 1.7, but Buyer will only exercise, use, and operate under such license rights in the event of Seller’s Conditional Incapacity, and only for the specific quantities that Seller is unwilling or unable to manufacture. Seller further agrees to provide written notice to Buyer of Seller’s Conditional Incapacity within five (5) Business Days of when Seller knows, or reasonably should know, of Seller’s Conditional Incapacity.

1.8 Exclusive Brokerage.

(a) Seller hereby appoints, designates, and fully licenses (under the SN Manufacturing Patents and any other rights) Buyer, during the term described in Section 1.8(g) below, as its exclusive broker to offer for sale, and sell, Seller’s manufacturing services to third party developers of spinal implants and spinal devices that incorporate silicon nitride technology (the “Third Party Products”).

(b) Seller acknowledges and agrees that Buyer does not, has not, and will not promise or guarantee to sell any product or service, and Seller further acknowledges and agrees that (i) all sales initiatives undertaken by Buyer hereunder are done so on a best efforts basis with no guarantee of success, (ii) Buyer is an independent company with no affiliation to any prospective purchaser of Seller’s manufacturing services, and (iii) Buyer has no buying authority and cannot make any commitments on behalf of any prospective purchaser of Seller’s manufacturing services.

(c) Buyer shall market, solicit, and attempt to secure purchase orders for the manufacture of Third Party Products. Seller shall have the right, in its sole discretion, to reject any order, in whole or in part, with or without cause. Buyer shall immediately communicate to the Seller all offers for Seller’s manufacturing services received from any prospective purchaser and, upon instruction from the Seller, shall communicate to such prospective purchaser the Seller’s acceptance or non-acceptance of such offer. The Seller will copy Buyer on all correspondence with any purchaser or prospective purchaser of Seller’s manufacturing services regarding purchase orders for Third Party Products.

(d) Any negotiations by Buyer on behalf of Seller shall be conducted in accordance with such prices, terms, and conditions as are specified by Seller. Buyer shall not incur any expenses or enter into any obligations without the Seller’s authorization and direction.

(e) In consideration of the brokerage services performed by Buyer pursuant to this Section 1.8, Seller shall pay to Buyer a commission to be negotiated by Buyer and Seller on the revenues from Third Party Products. Seller will provide Buyer with a copy of all net invoiced sales on a monthly basis. Buyer’s right to payment shall be determined on the date an order is transmitted by a purchaser or prospective purchaser. Seller shall pay Buyer the commission specified herein no later than the thirtieth (30th) day after the Seller receives payment from the purchaser for the applicable order. All payments by Seller to Buyer hereunder shall be in US Dollars and made by electronic transfer or a check made payable to “CTL MEDICAL CORPORATION” and delivered in accordance with Section 11.2.

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(f) Buyer is an independent contractor, and at no time shall Buyer constitute an employee, partner, or agent of Seller for purposes of this Section 1.8.

(g) The “term” of the brokerage agreement described in this Section 1.8 (the “Brokerage”) begins on the Effective Date and shall continue for ten (10) years, unless earlier terminated in accordance with this Section 1.8(g).

1.9 Inventory Repackaging and Resterilization. For two (2) years beginning on the Closing Date, Seller shall be responsible for all costs incurred by Buyer in resterilizing and repackaging the Inventory identified by Buyer in quarterly sales forecasts (the “Resterilization Costs”). Buyer will deliver to Seller quarterly sales forecasts identifying the Inventory to be sterilized and repackaged in the subsequent calendar quarter. The resterilization and repackaging of the Inventory will be conducted by a third party service provider selected by Buyer, with Seller’s input. Buyer shall chargeback Seller, and Seller shall promptly pay Buyer, for all Resterilization Costs incurred by Buyer. If Buyer fails to pay Resterilization Costs within thirty (30) days of the date Seller receives an invoice for such expenses, Buyer may, in its sole discretion, seek collection of such past due Resterilization Costs by offset against amounts owing under the Promissory Note, in which event the principal balance thereof shall be automatically reduced (together with the elimination or refund by Seller of any corresponding interest accrued or paid on such reduced principal amount) by an amount equal to any such Resterilization Costs in the aggregate. In the event of any offset pursuant to this Section 1.9, Seller shall surrender the Promissory Note to Buyer, and Buyer shall deliver to Seller a restated Promissory Note with a principal balance determined in accordance with this Section 1.9.

II. PURCHASE PRICE; TERMS OF PAYMENT

2.1 Purchase Price. Subject to the terms and conditions set forth in this Section 2.1, as consideration for Seller’s conveyance of the Acquired Assets and Seller’s agreement not to compete (as set forth in Section 9.1), Buyer shall pay Seller Eight Million Five Hundred Thousand and No/100 US Dollars ($8,500,000.00) (the “Purchase Price”), which Buyer shall pay to Seller as follows:

(a) at the Closing, Buyer shall assume Amedica’s payment obligations under that certain Two Million Five Hundred Thousand and No/100 USD ($2,500,000.00) North Stadium Note; provided, however, if Buyer is unable to refinance and repay such amount in full by the five-month anniversary of the Closing Date, then thereafter, Buyer will make monthly payments to North Stadium covering the full amortization of the North Stadium Note and such note will have a new term of thirty-six (36) months and simple, non-compounded annual interest rate of fifteen percent (15%); and

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(b) Six Million and No/100 US Dollars ($6,000,000.00), which amount shall be paid in accordance with the terms and conditions of an interest-free promissory note (the “Promissory Note”) to be executed by Buyer, as maker, and made payable to the order of Amedica, as payee, substantially in the form attached hereto as Exhibit D.

(c) Buyer’s payment obligations under the Promissory Note and the North Stadium Note will be secured by a second lien on the Acquired Assets, subordinate to North Stadium Investments, LLC (“North Stadium”) to the extent not prohibited by the North Stadium Note loan documents, and a personal guarantee from Daniel Chon in the form attached hereto as Exhibit E. Notwithstanding anything to the contrary herein, Daniel Chon’s personal guarantee shall automatically terminate upon Buyer’s payment in full of the North Stadium Note.

2.2 Earn-out Payment. As additional consideration for the Acquired Assets, Buyer will pay Amedica an earn-out of up to One Million Five Hundred Thousand and No/100 USD ($1,500,000.00) (the “Maximum Amount”) if Net Sales Revenue (as defined below) for the Spinal Products listed on Exhibit B for the relevant one-year measurement period exceeds the Net Sales Revenue threshold for such one-year measurement period, as described more particularly below:

(a) If Net Sales Revenue for the Spinal Products listed on Exhibit B exceeds Eight Million and No/100 USD ($8,000,000.00) for the period beginning the day after the Closing Date and ending on the first anniversary of the Closing Date, Buyer will pay Amedica an amount equal to such surplus multiplied by 0.15 no later than sixty (60) days after the first anniversary of the Closing Date;

(b) If Net Sales Revenue for the Spinal Products listed on Exhibit B exceeds Ten Million and No/100 USD ($10,000,000.00) for the period beginning on the day after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, Buyer will pay Amedica an amount equal to such surplus multiplied by 0.15 no later than sixty (60) days after the second anniversary of the Closing Date; and

(c) If Net Sales Revenue for the Spinal Products listed on Exhibit B exceeds Twelve Million and No/100 USD ($12,000,000.00) for the period beginning on the day after the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date, Buyer will pay Amedica an amount equal to such surplus multiplied by 0.15 no later than sixty (60) days after the third anniversary of the Closing Date;

provided, that in no event will Buyer pay Amedica more than the Maximum Amount for amounts that would otherwise be payable under this Section 2.2. If Net Sales Revenue for a particular measurement period does not exceed the applicable revenue threshold, no earn-out payment will be due or paid for such measurement period. For purposes of this Agreement, “Net Sales Revenue” for any measurement period shall mean all revenues actually received by Buyer from sales of the Spinal Products listed on Exhibit B (including any such products that are modified post-Closing with Seller’s assistance) that occurred during such period, less all refunds, credits, return costs, and bad debt allowances for such Spinal Products.

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2.3 Allocation of the Purchase Price. The Purchase Price and Assumed Liabilities shall be allocated among the Acquired Assets and the noncompetition agreement set forth in Section 9.1 in accordance with Schedule 2.3 (the “Allocation”). Buyer and Seller will each report the federal, state, and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation and cooperate in the preparation and filing of IRS Form 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax law, or any comparable provisions of state or local Tax law), with their respective federal, state and local income Tax returns for the taxable year that includes the Closing Date.

III. REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer that the following facts, statements, representations and warranties are true as of the date hereof and on the Closing Date:

3.1 Organization and Good Standing. Each of Amedica and US Spine is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with the requisite power and authority to carry on the business in which it is engaged and to own the property owned by it. Amedica and US Spine are registered or qualified to do business and are in good standing in every jurisdiction in which the conduct of the Business requires such qualification or licensing, except for such jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the Business.

3.2 Authority. The execution and delivery of this Agreement to Buyer and the transactions contemplated hereby have been duly authorized by all necessary and appropriate corporate action of Amedica and US Spine. No other proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement, the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby.

3.3 Binding Agreement; Enforceability. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effects of liquidation, conservatorship, insolvency, receivership, bankruptcy, reorganization, moratorium, or other similar debtor relief laws of general application and the principles of equity affecting the enforcement of contracts or creditors’ rights generally.

3.4 No Default; No Consents. This Agreement, the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby will not cause a default under, or violate:

(a) any provisions of the Certificate of Incorporation or Bylaws of Amedica or US Spine,

(b) any provisions of any material contract, lease, agreement, instrument, mortgage, deed of trust, or loan agreement to which Seller is a party or by which Seller may be bound, or

(c) any Legal Requirement.

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Except as otherwise disclosed on Schedule 3.4 and Schedule 3.10, there are no Consents or Approvals required to transfer the Acquired Assets and Assigned Contracts and to consummate the transactions contemplated hereby.

3.5 Tax Matters.

(a) Seller has timely filed within the time period for filing, or any extension granted with respect thereto, all federal, state, local, and other returns, estimates, and reports (collectively, “Returns”) which Seller is required to file relating to any and all Taxes.

(b) Such Returns are true and correct in all material respects and were completed in accordance with applicable Legal Requirements.

(c) Seller has paid all Taxes, if any, due and payable by Seller in connection with the Acquired Assets or that arise or accrue out of the ownership of the Acquired Assets or the operation of the Business prior to the Closing.

(d) There are no current Liens for Taxes and there are no pending or, or to Seller’s knowledge, threatened audits, examinations, assessments, asserted deficiencies, or claims for Taxes which, if adversely determined, would result in a Lien on the Acquired Assets.

(e) Except with respect to the Inventory of Spinal Products, Seller is not regularly engaged in the business of selling the type of personal property that constitute the Acquired Assets, such that the sale of the Acquired Assets, other than the Inventory of Spinal Products, contemplated in this Agreement is exempt from Utah sales and use taxes under the Utah Annotated Code, Section 59-12-14(13).

3.6 Ownership of Acquired Assets; Title to Properties; Condition of Acquired Assets.

(a) Seller owns and shall convey to Buyer pursuant hereto good and marketable title to all of the Acquired Assets. As of the Closing Date, the Acquired Assets shall not be subject to any Liens, other than the Permitted Liens.

(b) All of the Acquired Assets are in good working condition, ordinary wear and tear excepted.

(c) The Acquired Assets, the Manufacturing Facility, and the SN Manufacturing Patents constitute all of the assets used by Seller in connection with the Business, and other than the Manufacturing Facility and the SN Manufacturing Patents, there are no other assets owned or used by Seller that, if not conveyed or transferred to Buyer, would adversely affect Buyer’s ability to carry on the Business after the Closing.

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3.7 Contracts. Schedule 3.7 lists all Assigned Contracts relating to the Spinal Products and all amendments and supplements thereto. Seller has delivered to Buyer an accurate and complete copy of each Assigned Contract that constitutes a Material Contract, including all modifications, amendments, and supplements thereto and waivers thereunder. Seller is not a party to any Contract (including purchase and sale contracts, license agreements, purchase orders, sales orders, supply agreements, and Customer contracts and orders) relating to the Spinal Products except for the Assigned Contracts listed on Schedule 3.7. Each of the Assigned Contracts is valid, binding, and enforceable in accordance with its terms, and is in full force and effect; there are no existing defaults on the part of the Seller or, to Seller’s Knowledge, any other party, under any of them, and no event of default under any such Assigned Contract has occurred and is continuing that would constitute a material default under such Assigned Contract. Each Assigned Contract will continue to be in full force and effect on the same terms and conditions immediately after the Closing without the need for any action on the part of Buyer except for Buyer’s performance under the Assigned Contracts. Accurate and complete copies of each Assigned Contract, including all amendments thereto, have been delivered or made available to Buyer at or before the Closing. To Seller’s Knowledge, there are no disputes pending or threatened under any Assigned Contract. None of Seller’s Customers or suppliers has notified the Seller of its intent to cease to do business with Buyer, alter the amount of business conducted with Buyer, or otherwise change its manner of conducting business with Buyer.

3.8 Litigation. Except as set forth on Schedule 3.8, there is no Action pending or, to Seller’s Knowledge, threatened against or relating to the Business, Spinal Products, the Acquired Assets, or Seller which, if adversely determined, would have a Material Adverse Effect on the Business, Spinal Products, Acquired Assets, or Seller. To Seller’s Knowledge, there is no basis for any such Action or any governmental investigation relative to the Business, Spinal Products, Acquired Assets, or Seller, which, if adversely determined, would have a Material Adverse Effect upon the Business, Spinal Products, Acquired Assets, or Seller. In addition, there has been no litigation with respect to the Business, the Spinal Products, the Acquired Assets, or Seller within the last three (3) years except as otherwise disclosed on Schedule 3.8.

3.9 Environmental Matters. Except as set forth on Schedule 3.9,

(a) Seller’s operations, or operations performed on its behalf, are performed in compliance in all material respects with all applicable environmental, health, and safety laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended (“SARA”), the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Occupational Safety and Health Act of 1970, as amended (“OSHA”), the Clean Air Act, as amended (“CAA”), the Clean Water Act of 1977, as amended. (“CWA”), the Toxic Substances Control Act, as amended (“TSCA”), and any other federal, state, or local law, rule, or regulation promulgated under any of those statutes or any other federal, state, or local law, rule or regulation otherwise relating to the protection, preservation or restoration of the environment or the protection of human health or safety. CERCLA, SARA, RCRA, OSHA, CAA, CWA, and TSCA and all other federal, state, or local laws, rules, or regulations promulgated thereunder and any other federal, state, or local law, rule or regulation otherwise relating to the protection, preservation or restoration of the environment or the protection of human health or safety are hereinafter referred to as “Environmental Laws:”

(b) Seller has not violated any law that regulates the management, storage, generation, transport, handling, or disposal of solid or hazardous wastes (as defined by federal and state law), which, if violated, would produce a Material Adverse Effect on the Business, the Spinal Products, or the Acquired Assets taken as a whole;

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(c) there have been no spills, releases, or discharges of any wastes, materials, chemicals, or substances subject to the Environmental Laws or regulated by a governmental authority pursuant to the Environmental Laws (“Hazardous Materials”) in connection with the manufacture of the Spinal Products, except as permitted by Environmental Laws;

(d) to Seller’s Knowledge, the manufacture of the Spinal Products does not involve the use of Hazardous Materials; and

(e) there have been, and there currently are, no enforcement actions, or facts which would result in any enforcement action or third party actions for any conditions on the real property where Seller currently conducts its business or for any activities conducted in connection with the operation of Seller’s business which, if adversely determined, would have a Material Adverse Effect on the Business, the Spinal Products, or the Acquired Assets.

3.10 Compliance with Legal Requirements.

(a) Seller is, and at all relevant times has been, in material compliance with applicable Legal Requirements;

(b) The Spinal Products are, and at all relevant times have been, in material compliance with all applicable Legal Requirements;

(c) all Approvals required by any Governmental Authority in connection with the Seller’s manufacture, testing, packaging, sale, and distribution of the Spinal Products and operation of the Business, all of which are set forth on Schedule 3.10, have been obtained and are in full force and effect and are being complied with in all material respects;

(d) there are no Actions pending or, to Seller’s Knowledge, threatened that might reasonably be expected to result in the revocation, cancellation, or suspension of any of the Approvals set forth on Schedule 3.10; and

(e) Seller has conducted its export transactions in accordance with all applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which Seller conducts business.

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3.11 Inventory. Schedule 3.11 lists all inventory of Spinal Products, whether or not consigned, and packaging material and all related instruments, components, kits, and caddies listed (the “Inventory”), including the value thereof, the address at which such Inventory is located, and whether such Inventory is on consignment (and if on consignment, the name of the Customer who holds such Inventory on consignment). Such Inventory and all additional items of Inventory that arise between the Effective Date and the Closing Date were acquired and have been maintained in accordance with the regular business practices of the Seller, consist of new and unused items of a quality and quantity substantially all of which is usable or saleable in the ordinary course of Seller’s Business, and is valued at prices equal to the lower of cost or realizable value and in accordance with the internal accounting practices of the Seller applied on a basis consistent with Amedica’s Financial Statements, each consistently applied throughout the periods covered by the Financial Statements, with adequate provisions or adjustments for excess inventory, slow-moving inventory, spoilage and inventory obsolescence and shrinkage. The Inventory (including items of Inventory acquired or manufactured after the Effective Date) consists, and will as of the Closing Date consist, of products of quality and quantity commercially usable and salable at not substantially less than cost in the ordinary course of business, except for any items of obsolete material or material below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, and, except as described in Schedule 3.11 the present quantities of all Inventory are reasonable in the present circumstances of the Business and consistent with the average level of Inventory in the past twenty-four (24) months. No write-down of Inventory has been made since June 30, 2018.

3.12 Intellectual Property Assets.

(a) A complete list of all Intellectual Property Assets is set forth on Schedule 3.12(a). All Intellectual Property Assets listed on Schedule 3.12(a) are owned by Amedica or US Spine, and upon the Closing, all such Intellectual Property Assets will be sold, conveyed, transferred, and assigned to Buyer free and clear of any Liens, except the Permitted Liens.

(b) The conduct of the Business as conducted by Seller prior to the Closing does not infringe, misappropriate, dilute, or otherwise violate, and to the Knowledge of Seller, the conduct of the Business as previously conducted by Amedica and US Spine did not infringe, misappropriate, dilute, or otherwise violate, the Intellectual Property of any Person; and to the Knowledge of Seller no Person is infringing, misappropriating, diluting, or otherwise violating or has infringed, misappropriated, diluted, or otherwise violated any Intellectual Property Asset. There has been no claim made, by or against Seller (and Seller has not been a party to any action including such a claim), and Seller has not received notice of any such claim: (i) challenging Seller’s unencumbered sole ownership of or rights to use, license, or otherwise exploit any Intellectual Property Asset; or (ii) otherwise asserting claims or allegations affecting or that would, if established, affect any Intellectual Property Asset or the Seller’s rights in any Intellectual Property Asset. There is no proceeding or action before any court or tribunal related to any Intellectual Property Asset or any Intellectual Property Agreement.

(c) To Seller’s Knowledge, there are no plans by any employee, agent, consultant, or contractor who had contributed to or participated in the creation or development of Intellectual Property relating to the Spinal Products, or plans by any other Person, to create, develop, introduce, market, or sell any products in direct or indirect competition with the Spinal Products.

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(d) Schedule 3.12(e) sets forth a list of all license agreements related to the Business and the royalty payable under each. Except as set forth on Schedule 3.12(e), Seller is not licensed to use Intellectual Property owned by others in connection with the Business, and Seller does not use any Intellectual Property owned by others in connection with the Business.

(e) The Intellectual Property Assets and Intellectual Property Agreements together constitute all of the Intellectual Property necessary to operate the Business as presently conducted (or, to the Knowledge of Seller, as previously conducted) by Seller.

(f) Schedule 3.12(f) sets forth a list of all SN Manufacturing Patents. Seller represents and warrants that the SN Manufacturing Patents listed on Schedule 3.12(f) (i) are not limited to the development or manufacture of spinal products and (ii) are needed to manufacture silicon nitride products outside of the spinal industry.

(g) Seller is not using, and Seller has not within the last three years discontinued use of, any unregistered Trademarks in connection with the Business.

3.13 Certain Actions; Open Orders. From January 1, 2018, up to the Closing, Seller has not sold, leased, assigned, transferred, or otherwise disposed of any of the Acquired Assets except when in the ordinary course of business.

(a) Schedule 3.13(a) sets forth a correct and complete description, as of the Effective Date, of all of the open customer orders (whether verbal or written) relating to the Business, including identification of the customer, the dollar amount of such order, and the payment terms.

(b) Schedule 3.13(b) sets forth a correct and complete description, as of the Effective Date, of all of the open production orders (whether verbal or written) relating to the Business placed with suppliers, including identification of the supplier, the dollar amount of such order, and the payment terms.

(c) Schedule 3.13(c) sets forth a correct and complete description, as of the Effective Date, of all outstanding quotations, bids or proposals (whether verbal or written) relating to the Business that, if accepted or awarded, would lead to a Material Contract.

3.14 Financial Statements. The Financial Statements have been prepared by Seller from its books and records, and fairly and accurately represent Seller’s financial condition at the dates of such Financial Statements and the results of the operations of Seller for the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, and are accurate in all material respects, subject, in the case of any interim period, to normal and recurring year-end adjustments and the absence of notes.

3.15 North Stadium Note. The principal balance of the North Stadium Note on the Effective Date is $2,500,000. The North Stadium Note has a simple, non-compounded annual interest rate of ten percent (10%).

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3.16 Manufacturing Costs. Schedule 3.16 sets forth Seller’s current manufacturing costs for all Silicon Nitride Products as of the Effective Date. Seller has provided Buyer with a correct and complete description of the manufacturing specifications, pricing and payment terms, and the manufacturers’ contact information for the Metal-Based Products and the PEEK Products as of the Effective Date.

3.17 Lease for Manufacturing Facility. The lease for the Manufacturing Facility is in full force and effect, and there are no existing material defaults on the part of the Seller thereunder

3.18 Absence of Other Material Facts. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any Ancillary Document, certificate, or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.19 Product Liability; Recalls. To Seller’s Knowledge, there has been no accident, happening, or event caused or allegedly caused by any defect in manufacture, design, materials, or workmanship including any failure to warn or any breach of express or implied warranties or representations with respect to any Spinal Product which has resulted in serious injury or death to any Person or material damage to or destruction of property or other material damages. The Spinal Products have conformed in all material respects with all applicable Contracts and all applicable express and implied warranties, the published product specifications of the Business, and all regulations, certification standards, and other requirements of any applicable Governmental Authority or any other agency, association, body, or Person that provides certifications of such products, except in each case as would not have a Material Adverse Effect on the Business. To Seller’s Knowledge, there is no design defect with respect to any Spinal Product. There has been no product recall or post-sale warning conducted by Seller with respect to any Spinal Product. The Spinal Products are sold in accordance with the standard terms and conditions (the “Standard Product Terms”) of Sellers listed on Schedule 3.19. No Spinal Product is subject to any guaranty, warranty, or other indemnity beyond the applicable Standard Product Terms.

3.20 Required Vote. Prior to the date hereof, the Board of Directors of each Seller has, at a meeting duly called and held, (i) declared advisable this Agreement, each Ancillary Document, and the amendment to its Certificate of Incorporation to effect the name change required by this Agreement, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to, and in the best interests of such Seller’s stockholders, (iii) approved and adopted this Agreement, the Ancillary Documents, and the amendments to the Seller’s governing documents to effect the name change, and (iv) approved the execution and delivery of this Agreement and the Ancillary Documents, and the performance by Amedica and US Spine of their respective obligations hereunder and thereunder. The affirmative vote of a majority of the directors of each Seller are the only votes required to approve this Agreement, each Ancillary Document, the transactions contemplated hereby and thereby, and the amendments to the Seller’s Certificate of Incorporation.

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IV. REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller that the following facts, statements, representations and warranties are true as of the date hereof and on the Closing Date:

4.1 Organization and Good Standing. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to execute and deliver this Agreement, the Ancillary Documents, and all other documents to be executed and delivered by it hereunder and to perform its obligations hereunder and thereunder.

4.2 Authority to Contract. The execution, delivery, and performance of this Agreement, the Ancillary Documents and all other documents to be executed and delivered by it has been duly authorized by all necessary and appropriate corporate action of Buyer and no other proceeding on the part of Buyer is necessary to approve and authorize the execution, delivery, and performance of this Agreement, the Ancillary Documents and all other documents to be executed and delivered by it and the consummation of the transactions contemplated hereby.

4.3 Binding Agreement; Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the effects of liquidation, conservatorship, insolvency, receivership, bankruptcy, reorganization, moratorium, or other similar debtor relief laws of general application and the principles of equity affecting the enforcement of contracts or creditors’ rights generally.

4.4 Financial Statements. The Buyer’s Financial Statements have been prepared by Seller from its books and records, and fairly and accurately represent Buyer’s financial condition at the dates of such Buyer’s Financial Statements and the results of the operations of Seller for the periods covered thereby. The Buyer’s Financial Statements have been prepared by Buyer from its books and records, and are accurate in all material respects, subject, in the case of any interim period, to normal and recurring year-end adjustments and the absence of notes. Buyer’s Financial Statements shall constitute Confidential Information for purposes of Section 9.2.

4.5 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

4.6 No Default; No Consents. This Agreement, the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby will not cause a default under, or violate:

(a) any provisions of the Certificate of Formation or Bylaws of Buyer,

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(b) any provisions of any contract, lease, agreement, instrument, mortgage, deed of trust, or loan agreement to which Buyer is a party or by which any of the assets of Buyer may be bound, or

(c) any Legal Requirement.

4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of Buyer.

V. PRE-CLOSING COVENANTS

5.1 Conduct of Business. From the Effective Date until the Closing, Seller will conduct the Business in the ordinary course of business consistent with past practices, to maintain and preserve intact its business organization, to maintain and, if possible, enhance the goodwill of its Business, to retain the services of staff necessary to operate the Business, to operate its business in connection with the Spinal Products, to maintain the regular pattern of operations in connection with the Spinal Products, take all necessary steps to secure, preserve, and advance, and not to abandon, any and all rights in the Intellectual Property Assets, take all steps necessary to preserve existing relationships with the suppliers, employees, Customers, vendors, distributors, and prospects of the Business and all other Persons having material business relationships with Seller in connection with the Spinal Products. From the Effective Date and through the Closing, Seller will not modify any material agreement related to any Assigned Contract without Buyer’s written approval, and Seller will not encumber any Acquired Asset without Buyer’s written approval.

5.2 Access to Information. From the Effective Date until the Closing, Seller shall (a) grant Buyer and its Representatives full access to, and a full opportunity to inspect, investigate, and audit, the Books and Records, properties, Contracts, filings, and other documents, data, and records related to the Business, (b) furnish Buyer and its Representatives with such financial, operating, and other data and information related to the Business as Buyer or any of its Representatives may request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.2 shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to unreasonably interfere with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement. All requests by Buyer for access pursuant to this Section 5.2 shall be submitted or directed exclusively to David O’Brien and B. Sonny Bal, or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s counsel’s opinion (which shall be delivered to Buyer) would: (y) jeopardize Seller’s attorney-client privilege; or (z) contravene any applicable Legal Requirement. Except as provided in Section 6.2(d), Buyer may not contact any suppliers or customers of the Business without Seller’s prior written consent, which shall not be unreasonably withheld. Prior to the Closing, Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.2.

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5.3 Notification; Supplement to Schedules. From and after the Effective Date and until the Closing Date, Seller a shall promptly notify Buyer if any of its Representatives becomes aware of (a) any fact or condition that causes or constitutes or would be reasonably likely to cause or constitute a material breach of any of Seller’s representations and warranties, (b) of the occurrence of any material breach of any covenant of Seller herein, or (c) of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Article VI impossible or unlikely. Should any such fact or condition require any change to the Schedules, Seller shall promptly deliver to Buyer a supplement to the Schedules specifying such change. Such delivery shall not affect any rights of Buyer under Section 6.4 or Article VIII.

5.4 No Negotiation.

(a) Subject to the last sentence of this section, unless and until this Agreement is terminated pursuant to Section 6.4, Seller shall not directly or indirectly solicit, initiate, encourage, or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider any proposal from any Person relating to any business combination involving Amedica or US Spine, or the sale of the Business, the Acquired Assets (other than a sale in the ordinary course of business), or the Manufacturing Facility. Seller shall notify Buyer of any such inquiry or proposal within one (1) Business Day of receipt thereof.

(b) Notwithstanding anything to the contrary in Section 5.4(a), prior to the Closing Date or the earlier termination of this Agreement, Seller’s Board of Directors, directly or indirectly through any Seller Representative, may (a) participate in negotiations and discussions with any third party who, after the Effective Date, makes a bona fide, unsolicited offer in writing to purchase all of the Acquired Assets (either alone or together with additional assets of Seller) (a “Competing Offer”), and (b) thereafter may furnish to such third party non-public information relating to the Seller pursuant to an executed confidentiality agreement, provided that each of the following conditions has been satisfied: (i) Seller’s Board of Directors has determined in good faith, after consultation with outside legal counsel, that the Competing Offer constitutes or would reasonably be expected to result in a Superior Proposal and (ii) Seller’s Board of Directors has determined in good faith, after consultation with outside legal counsel, the failure to take such action would be a violation of the Board of Director’s fiduciary duties to the stockholders of Seller.

(c) Seller may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (the “Fiduciary Out”), subject to the requirements of Section 5.4(d) and provided that Seller pays, or causes to be paid, to Buyer a cash fee in the amount of $300,000 (the “Break Fee”) no later than ten (10) calendar days after Seller provides Buyer with notice of its exercise of its Fiduciary Out or Seller exercises its Fiduciary Out, whichever occurs first.

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(d) Seller shall not be entitled to exercise its Fiduciary Out unless (i) the Seller shall have provided to Buyer at least three (3) Business Days’ prior written notice (the “Notice Period”) of Seller’s intention to take such action, which notice shall specify the material terms and conditions of such Competing Offer (and shall have provided to Buyer a copy of the available proposed transaction agreement to be entered into in respect of such Competing Offer), if available, and (ii) Buyer fails to make within such three (3) Business Day period, a binding proposal to amend or modify this Agreement that is in the good faith judgment of the Board of Directors of Seller at least as favorable to the stockholders of the Seller as such Competing Offer.

5.5 Cooperation. Seller and Buyer will each promptly give notice to the other upon becoming aware that any Action is pending or threatened by or before any court or arbitrator, or any other Governmental Authority, in each case, with respect to the transactions contemplated by this Agreement or the Ancillary Documents. Seller and Buyer (i) will cooperate with each other in connection with the prosecution, investigation or defense of any such Action, (ii) will supply promptly all information reasonably and legally requested by the other, by any such court or arbitrator or other Governmental Authority or by any party to any such Action, and (iii) will each use their commercially reasonable efforts to cause any such Action to be determined as promptly as practicable and in a manner which does not impact adversely on, and is consistent with, the transactions contemplated by this Agreement and the Ancillary Documents.

VI. CONDITIONS PRECEDENT

6.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

6.2 Conditions Precedent to Buyer’s Obligations. Each and every obligation of Buyer to be performed on the effective date of Closing shall be subject to the satisfaction, prior thereto, of the following conditions unless waived by Buyer:

(a) Performance of Obligations. Seller shall have performed and complied with all obligations under this Agreement which are to be performed or complied with by it prior to or on the effective date of Closing.

(b) Accuracy of Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be accurate in all material respects on or as of the effective date of Closing and shall be deemed to have been made again on the effective date of Closing.

(c) No Claims or Litigation. No claim, proceeding, investigation, or litigation, either administrative or judicially, shall be threatened or pending with respect to the Acquired Assets.

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(d) Meetings with Key Customers. If requested by Buyer, Seller shall arrange for Buyer to meet with each of the ten (10) largest Customers of the Business to discuss the transactions described herein and the relationship between Buyer and such Customers following the Closing, and Buyer shall have met with such Customers prior to the Closing Date. B. Sonny Bal may attend any such meetings.

(e) Timely Filing of Periodic Report. Amedica shall have timely filed its Form 10-Q for the period ended June 30, 2018 with the SEC.

(f) Seller Closing Certificate. Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied (the “Seller Closing Certificate”).

(g) Secretary Certificate. Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of (i) the Certificate of Incorporation and Bylaws for each of Amedica and US Spine, and all amendments thereto, and (ii) resolutions adopted by the Board of Directors of Amedica and US Spine, certified as of the Closing Date by the Secretary of each Seller, approving the execution and delivery of this Agreement, the Ancillary Documents to which Amedica or US Spine, as applicable, is a party, and the performance by Amedica and US Spine of their respective obligations hereunder and thereunder (the “Seller’s Secretary Certificate”).

Buyer shall have the right to waive any of the conditions in this Section 6.2 at or prior to Closing.

6.3 Conditions Precedent to Seller’s Obligations. Each and every obligation of the Seller to be performed on the effective date of Closing shall be subject to the satisfaction prior thereto of the following conditions unless waived by Seller:

(a) Performance of Obligations. Buyer shall have performed and complied with its obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the effective date of Closing.

(b) Accuracy of Representations and Warranties. Buyer’s representations and warranties contained herein shall be true at and as of the effective date of Closing as though such representations and warranties were made at and as of the effective date of Closing.

(c) Buyer Closing Certificate. Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied (the “Buyer Closing Certificate”).

(d) Secretary Certificate. Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of (i) the Certificate of Incorporation and Bylaws of Buyer, and (ii) resolutions adopted by the Board of Directors and stockholders Buyer, certified as of the Closing Date by the Secretary of Buyer, approving the execution and delivery of this Agreement, the Ancillary Documents to which Buyer is a party, and the performance by Buyer of its obligations hereunder and thereunder (the “Buyer Secretary Certificate”).

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(e) Stockholder Consent. Seller shall have received the consent of its stockholders approving the transactions contemplated by this Agreement and the Ancillary Documents.

Seller shall have the right to waive any of the conditions in this Section 6.2 at or prior to Closing.

6.4 Termination. This Agreement may be terminated at any time prior to the Closing hereunder by:

(a) the unanimous consent in writing of all parties hereto;

(b) Buyer, by written notice to Seller, if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2 or Section 6.2 and such breach, inaccuracy, or failure cannot be cured by Seller by October 1, 2018 (the “Drop Dead Date”); or

(ii) any of the conditions set forth in Section 6.2 or Section 6.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) if a material breach of this Agreement has been committed by Seller and such breach has not been waived by Buyer, unless Buyer is also in material breach of this Agreement.

(c) Seller, by written notice to Buyer, if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.1 or Section 6.3 and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii) Any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

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(iii) if a material breach of this Agreement has been committed by Buyer and such breach has not been waived by Seller, unless Seller is also in material breach of this Agreement; or

(iv) Seller is entitled to exercise its Fiduciary Out pursuant to Section 5.4 and Seller exercises such right in accordance with this Agreement.

(d) By Buyer or Seller in the event that:

(i) any law makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibits them;

(ii) any Governmental Authority issues an order or rule restraining or enjoining the transactions contemplated by this Agreement, and such order or rule has become final and non-appealable; or

(iii) if the Closing has not occurred on or before the Drop Dead Date, or such later date that the parties agree to in writing, unless the party seeking termination is in material breach of this Agreement.

6.5 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 6.4, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Section 5.4 (No Negotiation), this Section 6.4 (Effect of Termination”), Section 9.2 (Covenant of Confidentiality), and Article XI (Miscellaneous) hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

VII. THE CLOSING

7.1 Date and Time. The closing of the transactions contemplated hereunder (the “Closing”) will take place at a time and location to be agreed to by the parties (the date of such Closing shall be referred to herein as the “Closing Date”).

7.2 Seller’s Closing Documents. At the Closing, Seller shall deliver (or cause to be delivered) to Buyer the following instruments and documents:

(a) the Assignment Agreement, duly executed by Amedica and US Spine;

(b) a Trademark Assignment(s) in the form attached hereto as Exhibit G, duly executed by Amedica and US Spine;

(c) a Patent Assignment(s) in the form attached hereto as Exhibit H, duly executed by Amedica and US Spine;

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(d) copies of all Consents and Approvals obtained or made by Seller in connection with consummation of the transactions contemplated hereby;

(e) a Seller’s Secretary Certificate for Amedica and US Spine, duly executed by the Secretary or Assistant Secretary of Amedica and US Spine, as applicable;

(f) a certificate of good standing for Amedica and US Spine issued by the Delaware Secretary of State and the Utah Secretary of State not more than thirty (30) days before the Closing;

(g) UCC-3 termination statements relating to the following Lien holders: Hercules Capital, Inc., Hampshire Medtech Partners II, LP, MEF I, L.P., Anson Investments Master Fund LP, and a copy of the Lien release filed with the USPTO;

(h) The ROFN Security Agreement, duly executed by Amedica and US Spine; and

(i) such other assignments, consents, documents, and instruments as counsel for Buyer may reasonably require to evidence or effectuate Buyer’s ownership of the Acquired Assets or right to use the Acquired Assets, as the case may be.

7.3 Buyer’s Closing Documents. At the Closing, Buyer shall deliver (or cause to be delivered) to Seller the following instruments and documents:

(a) the Promissory Note and Security Agreement, duly executed by Buyer;

(b) the Personal Guarantee, duly executed by Daniel Chon;

(c) an instrument of assumption, in form and substance reasonably satisfactory to Seller, pursuant to which Buyer assumes the North Stadium Note, duly executed by Buyer;

(d) the Buyer’s Secretary Certificate, duly executed by the Secretary of Buyer; and

(e) such other documents and instruments as counsel for Seller may reasonably require.

VIII. INDEMNIFICATION

8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the Fundamental Representations shall survive for the full period of the applicable statutes of limitations plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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8.2 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall defend, indemnify and hold harmless Buyer, its Affiliates and their respective members, managers, stockholders, directors, officers, employees and other representatives (“Buyer Indemnitees”) from and against any and all Damages asserted against or incurred by such Buyer Indemnitees by reason of or resulting from:

(a) any material inaccuracy in or material breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b) any material breach or non-fulfillment in any material respect of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder;

(c) any Excluded Asset or Excluded Liability;

(d) the operation of the Business or the Acquired Assets prior to the Closing Date, except for the Assumed Liabilities;

(e) any bulk sales law, bulk transfer law, or any other similar laws with respect to the transactions contemplated by this Agreement;

(f) (i) any and all Taxes due with respect to the Business accruing prior to the Closing, including without limitation (i) any and all amounts which may be required to be paid to obtain all Tax Clearance Certificates and (ii) any claims or other liabilities arising out of the Transferors’ failure to obtain all such Tax Clearance Certificates;

(g) the Brokerage;

(h) the Resterilization Costs;

(i) all pending or threatened Actions against Amedica or US Spine, including but not limited to, pending or threatened Actions involving Trace Cawley and any Actions disclosed on Schedule 3.8; and

(j) that certain Distribution and Marketing Agreement, effective as of April 14, 2016, by and between Amedica Corporation and Shandong Weigao Orthopedic Device Company Limited.

8.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and their respective members, managers, stockholders, directors, officers, employees and other representatives (“Seller Indemnitees”) from and against any and all Damages asserted against or incurred by such Seller Indemnitees by reason of or resulting from:

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(a) any material inaccuracy in or material breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b) any material breach or non-fulfillment in any material respect of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

8.4 Certain Limitations. The indemnification provided in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) The aggregate amount of all Damages for which the Seller shall be liable pursuant to Section 8.2(a) shall not exceed the sum of ten percent (10%) of the Purchase Price (the “Seller Cap”); provided, however, the Seller Cap shall not apply to Seller’s breach of a Fundamental Representation.

(b) The aggregate amount of all Damages for which Buyer shall be liable pursuant to Section 8.3(a) shall not exceed ten percent (10%) of the Purchase Price (the “Buyer Cap”).

(c) Except as provided herein (including Section 8.7), nothing in this Section 8.4 shall be deemed to limit Seller’s Damages or losses arising from Buyer’s failure to pay the full Purchase Price or any earn-out payment in accordance with the terms of this Agreement, without regard to this Section 8.4.

8.5 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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8.6 Payments. Subject to Section 8.7, once any Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds or, in the case of a Buyer Indemnitee, by offset pursuant to Section 8.7. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. All indemnification payments made under this Agreement shall be treated by Buyer and Seller as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Legal Requirement.

8.7 Offset. If Buyer Indemnitees are the Indemnified Party, Buyer Indemnitee may, in its sole discretion, seek collection of such Damages that are agreed to by the Indemnifying Party or finally adjudicated to be owing by Seller to such Buyer Indemnitee (a) by offset against amounts owing under the Promissory Note, in which event the principal balance thereof shall be automatically reduced (together with the elimination or refund by Seller of any corresponding interest accrued or paid on such reduced principal amount) by an amount equal to any such Damages in the aggregate; (b) by reducing the amount of any earn-out payments owed to Seller under Section 2.2, or (c) from either Seller. In the event of any offset pursuant to (a), Seller shall surrender the Promissory Note to Buyer, and Buyer shall deliver to Seller a restated Promissory Note with a principal balance determined in accordance with this Section 8.7.

8.8 Material Qualifiers. For the sole purpose of determining the amount of any Damages under this Article VIII, each representation and warranty contained in this Agreement shall be read without regard to any materiality or Material Adverse Effect qualifier contained therein.

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8.9 Exclusive Remedies. Except as provided in Section 5.4, Section 9.4, and Section 11.9, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement or claims involving the breach of terms under any promissory note or Security Agreement made by Buyer in favor of Seller in connection with this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 5.4, Section 9.4, or Section 11.9 or to seek any remedy on account of any Fraud or criminal or intentional misconduct by any party hereto.

8.10 Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 6.1, Section 6.2, or Section 6.3, as the case may be. If the transactions contemplated by this Agreement are consummated, subject to the limitations set forth in this Agreement, Buyer expressly reserves the right to seek indemnity or other remedy for any Damages arising out of or relating to any breach of any representation, warranty, agreement, or covenant of Seller contained herein, notwithstanding any investigation by, disclosure to, or Knowledge or imputed knowledge of Buyer, or any of its Representatives, in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the Effective Date.

IX. RESTRICTIVE COVENANTS

9.1 Covenant Not to Compete. Seller hereby covenants and agrees that during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, it will not, nor will any of its Affiliates (as defined below), directly or indirectly, either through any form of ownership (other than ownership of securities of a publicly held corporation in which Seller owns less than three percent (3%) of any class of outstanding securities), or as an agent, advisor, consultant, partner, lender, or in any other capacity, either for its, his, or their own benefit or for the benefit of any other person, firm, corporation, or other entity, without the prior written consent of Buyer, engage in Competition (as defined below), unless Seller obtains Buyer’s prior written consent. The term “Competition” means (i) the solicitation of any Person for the purpose of and with the intent to sell spinal products to any such Person; and/or (ii) the sale or delivery or attempted sale or delivery of spinal products to a Person in any foreign country or in any territory, possession or state in the United States where Seller has sold or delivered spinal products during the two (2) years before the Closing or where Buyer sells or delivers spinal products.

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9.2 Covenant of Confidentiality. Without the written consent of Buyer, Seller shall not, nor will any of its Affiliates, divulge to others for use for its own benefit or for the benefit of others any confidential information or trade secrets with respect to the Acquired Assets, including, but not limited to, Intellectual Property, customer lists, mailing lists, sales, operating procedures, pricing information, costs, records, books of account, customers, process information, formulae, methods, compositions, sources of supply, and inventors (“Buyer Confidential Information”), other than to its accountants, attorneys, lenders, and investors who have a need to know in connection with or as a result of the sale of the Acquired Assets. Without the written consent of Seller, Buyer shall not, nor will any of its Affiliates, divulge to others for use for its own benefit or for the benefit of others any confidential information or trade secrets with respect to the Excluded Assets (“Seller Confidential Information” and together with the Buyer Confidential Information, the “Confidential Information”), other than to its accountants, attorneys, lenders, and investors who have a need to know in connection with or as a result of the License Agreement or the transactions contemplated hereby; provided, however, Buyer may disclose Seller Confidential Information upon a release from escrow of any know-how for any Silicon Nitride Product that has been deposited or is required to be deposited in escrow under the terms of the License Agreement. Notwithstanding the foregoing, Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by receiving party or its Affiliates or representatives or (ii) is required to be disclosed pursuant to operation of law or legal process, governmental regulation or court order; provided, that the party so required to disclose shall promptly notify the party from which it received such information and shall cooperate with such party in securing a protective order or any similar action taken to maintain the confidentiality of the information. Nothing contained in this Section 9.2 shall be construed to limit the common law rights of any of the parties hereto to protect or prohibit the use of its Confidential Information at any time.

9.3 Non-Solicitation. Seller and Buyer each agrees that for a period of five (5) years from and after the Closing Date, that neither party nor any of its Affiliates shall, on its own behalf or on behalf of any other person, partnership, association, corporation or any other entity, hire or solicit or in any manner attempt to influence or induce any employee of the other party or any person who was employed by the other party to leave the employment of such other party or its Affiliates or to join with such party or its Affiliates in any business venture of any type whatsoever except such venture of which such other party is a party. Notwithstanding the foregoing, this prohibition shall not apply to solicitations in general advertisements in newspapers or other widely distributed publications, media or mail, whether electronic or otherwise or to any Person whose employment relationship has been terminated by the other party or its Affiliates.

9.4 Injunctive Relief. Each party agrees that damages alone cannot compensate the other party in the event of a violation of Section 9.1, Section 9.2, or Section 9.3 of this Agreement and that injunctive relief shall be essential for the protection of such other party. Accordingly, each party agrees that in the event of an alleged breach or violation of any of such covenants by such party or any of its Affiliates, the other party shall be entitled to seek injunctive relief against the breaching party or any of its Affiliates in addition to such other relief as may be available to the non-breaching party at law or in equity.

9.5 Invalid Provisions. If any provisions of Section 9.1, Section 9.2, or Section 9.3 of this Agreement shall be held to be contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to any one or more periods of time, geographical areas, or business activities, the remaining provisions shall not be affected but shall remain in full force and effect as to the other and remaining provisions, and any such invalid or unenforceable provision shall be deemed without further action on the part of the parties hereto, modified, amended, limited, and reformed to the extent necessary to render the same valid and enforceable.

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9.6 Affiliates. As used in this Agreement, the term “Affiliates” shall have the meaning given in Rule 144 under the Securities Act of 1933.

9.7 Right of First Negotiation. If, during the period from the Closing Date until the ten (10) year anniversary thereof (the “ROFN Period”), Seller (or any of its Affiliates) determines that it is interested in entering into an arrangement with an unaffiliated Person (hereinafter a “Third Party”) to sell substantially all of the assets of Seller, Seller’s silicon nitride spinal implant manufacturing technology including any of the SN Manufacturing Patents, or the Manufacturing Facility (any such assets, the “Acquisition Target”), Seller (or any of its Affiliates, as applicable) shall give Buyer a right of first negotiation to acquire such Acquisition Target as follows:

(a) Seller shall give written notice to Buyer of its (or any of its Affiliates’) interest in selling an Acquisition Target and specify the identity of the Acquisition Target. Buyer shall have thirty (30) days after receipt of such notice to elect to enter into negotiations for an arrangement with respect to such Acquisition Target by delivering written notice to Seller within such period. If Buyer declines to pursue negotiations or does not reply to Seller’s notice within the thirty (30) day period, Seller (or any of its Affiliates, as applicable) shall be free to negotiate and enter into an arrangement with respect to such Acquisition Target with a Third Party.

(b) If Buyer exercises its negotiation rights in accordance with Section 9.7(a), then for an additional sixty (60) day period, Seller shall conduct negotiations on an exclusive basis with Buyer diligently and in good faith to reach an agreement with Buyer. If the parties have not reached an agreement at the end of such sixty (60) day period, Buyer shall give Seller a written notice setting forth Buyer’s final offer to purchase the Acquisition Target setting forth the purchase price for the Acquisition Target and all other material terms of its offer (the “Final Offer”). If Seller (or any of its Affiliates, as applicable) rejects the Final Offer, it shall thereafter be free to negotiate and enter into an arrangement with respect to such Acquisition Target with a Third Party as provided in Section 9.7(c) below.

(c) If Seller and Buyer fail to negotiate a written agreement pursuant to Section 9.7(b) above within the period provided therein, Seller (or any of its Affiliates, as applicable) shall be free to enter into an arrangement for the sale of the Acquisition Target with a Third Party; provided, however, that during the ROFN Period, Seller shall not, and shall cause its Affiliates not to, enter into an arrangement with a Third Party with respect to such Acquisition Target on terms less favorable to Seller and its Affiliates than the Final Offer (a “Third Party Offer”) without first offering to sell the Acquisition Target to Buyer on the terms set forth in the Third Party Offer (the “Re-Offer”). Buyer shall have ten (10) Business Days following its receipt of the Re-Offer to agree to purchase the Acquisition Target on the terms set forth in in the Third Party Offer by delivering notice of same to Seller (or any of its Affiliate, if applicable). Buyer and Seller shall work expeditiously to close such transaction within ninety (90) days following Buyer’s acceptance of the Re-Offer.

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Seller’s performance of its obligations set forth in this Section 9.7 and the payment of Buyer’s damages for any breach of this Section 9.7 by Buyer shall be secured by Seller’s grant of a security interest in the Acquisition Targets pursuant to a security agreement, in the form attached hereto as Exhibit F (the “ROFN Security Agreement”). The rights and obligations of the parties set forth in Section 1.6 and Section 1.8 shall remain in full force and effect if Buyer exercises its rights under this Section 9.7 but Buyer and Seller (or its Affiliates, if applicable) fail to consummate a sale transaction. In addition, such rights and obligations shall survive the sale of an Acquisition Target to a Third Party. Seller shall condition the sale of an Acquisition Target to a Third Party on the Third Party’s express assumption of Seller’s obligations under Section 1.6 and Section 1.8.

X. POST-CLOSING COVENANTS AND OTHER MATTERS

10.1 Mutual Covenants. Buyer covenants and agrees with Seller, and Seller covenants and agrees with Buyer, that:

(a) Cooperation with Regulatory Filings. Seller will assist Buyer with obtaining new and special 510(k) approvals and clearances and all other Approvals needed to manufacture any Spinal Product, any modification thereof, or any other spinal implant or instrument that incorporates Silicon Nitride.

(b) Announcements. Except as may be required by applicable Legal Requirements, including the rules and regulations of any securities law or securities exchange, no party (or any Affiliate thereof) will make a public announcement of the transactions contemplated hereby without the prior consent of Seller, in the case of an announcement by Buyer or its Affiliates, or Buyer in the case of an announcement by Seller or any of its Affiliates, such consent not to be unreasonably withheld or delayed. Notwithstanding the forgoing, Seller shall assist Buyer with notifying the parties to the Assigned Contracts of this transaction and Buyer’s contact information. The foregoing shall not limit Seller from publicly filing this Agreement and making any additional disclosures in connection therewith, in each case as required by applicable Legal Requirements, securities regulations or securities exchanges. For the avoidance of doubt, Seller will file this Agreement as an exhibit to its Form 8-K and otherwise describe this Agreement and the transactions contemplated herein in a Form 8-K and/or press release.

(c) Further Assurances. From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance and transfer or assumption or other instruments or documents and take or arrange for such other actions as may reasonably be requested to complete more effectively any of the transactions provided for in this Agreement or the Ancillary Documents.

(d) Transitional Services. During the first ninety (90) days following the Closing Date (the “Transitional Period”), each Consultant shall provide services and perform duties as Buyer may reasonably request to assist Buyer with transitioning the Transferred Employees, its acquisition of the Acquired Assets, and assumption of the Assumed Liabilities. No consideration or benefits will be provided for such services during the Transitional Period.

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(e) Employees. Seller will provide Buyer all information reasonably requested by Buyer in connection with Buyer’s efforts to employ the employees of Seller listed on Schedule 10.1(e). Such employees of Seller to whom Buyer makes any offer of employment and who accept such offers of employment and become employees of Buyer following the Closing Date shall be referred to herein as “Transferred Employees.” Nothing in the Agreement shall obligate Buyer to make any offer of employment to any employee of Seller listed on Schedule 10.1(e).

10.2 Taxes.

(a) Discharge of Federal, State and Local Taxes. Except as provided in Section 10.2(b), all transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

(b) Bulk Sales. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Legal Requirements of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

(c) Proration of Personal Property Taxes. All personal property taxes applicable to the Acquired Assets shall be prorated as of the Closing. Each of Buyer and Seller shall be responsible for its portion of all such prorated expenses, and Buyer and Seller agree to cooperate in the settlement of such prorations.

10.3 Broker’s or Finder’s Fees. Seller previously engaged the investment banking firm of Maxim Group (“Maxim Group”) in connection with the sale of the Business and the transactions contemplated by this Agreement. Seller covenants and agrees that Seller is solely responsible and liable for, and hereby expressly releases Buyer from all liability for, any broker’s, finder’s or other fee that is or may become due to Maxim Group in connection with this Agreement and the transactions contemplated hereby, and that Seller shall pay to Maxim Group any such fees as such fees become due and payable.

10.4 Employee Matters. Seller expressly acknowledges that Buyer has no obligation to employ or offer employment to any employee of Seller and that Buyer is not assuming any liability or obligation of any kind or character, arising from the employment relationship between Seller and its employees, regardless of when the liability or obligation is asserted. Seller is responsible for the termination of its employees, and the payment of any severance pay, accrued vacation, or other pay, and compliance with any applicable contractual obligations or Legal Requirements.

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10.5 Additional Documents. Seller and Buyer shall, on and after the date of Closing, at the request of the other party, execute and deliver such other instruments and do and perform such other acts and things for effecting complete consummation of this Agreement and the transactions in the manner reasonably contemplated by this Agreement, and no party shall unreasonably refuse to execute such documents herein contemplated. From time to time, at the request of Buyer (whether at or after the Closing), and without further consideration, Seller shall execute and deliver such further instruments of conveyance and transfer and will take such actions as Buyer may reasonably request in order to more effectively convey and transfer to Buyer the Acquired Assets to be transferred hereunder, and Buyer shall, at the request of Seller, and without further consideration, execute such additional instruments and take such other actions as Seller may reasonably request to further effect the assumption of the Assigned Contracts by Buyer.

10.6 Accounts Receivable Collections. Seller shall be responsible for billing and shall have the right to collect and keep proceeds with respect to Spinal Products sales orders that are filled by Seller prior to the Closing and for the payment of all Manufacturing Costs and other costs related to such Spinal Products sales filled by Seller through the Closing. The parties further understand and agree that any and all proceeds received from Customers with respect to orders filled by Buyer after the Closing shall remain the property of Buyer, regardless of whether such orders were placed before the Closing.

10.7 Change of Corporate Name. Within thirty (30) days following the date of Closing, Amedica shall file with the appropriate governmental authorities, and provide to Buyer evidence of such filing, an amendment to its Certificate of Incorporation, changing its corporate name from “Amedica” to a corporate name that does not include the word “Amedica” or any similar words or derivation thereof, or any words or combination of words that may be confused with the word “Amedica.”

XI. GENERAL PROVISIONS

11.1 Expenses. Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall pay their own expenses (including the fees and expenses of their accountants, advisors, and counsel) in connection with negotiating, preparing, closing, and carrying out this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby.

11.2 Notices. Any notice, request, instruction, or other document permitted or required to be given hereunder by any party hereto shall be in writing and shall be deemed to have been duly given on the date of receipt when delivered personally, by overnight courier service, by facsimile, or by certified or registered mail, return receipt requested, postage prepaid, as follows:

(a)	In the case of Buyer, to:

CTL Medical
4550 Excel Parkway, Suite 300
Addison, Texas 75001
Fax: (888) 831-4892
Attn: Daniel Chon

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(b)	with a copy to (which shall not constitute notice):

Carrington, Coleman, Sloman and Blumenthal, LLP
901 Main Street, Suite 5500
Dallas, Texas 75202
Fax: (214) 758-3706
Attn: Amy E. Lott

(c)	In the case of Seller, to:

Amedica Corporation
1885 West 2100 South
Salt Lake City, Utah 84119
Fax: 801-839-3601
Attn: David O’Brien, VP, Operations

(d)	with a copy to (which shall not constitute notice):

Dorsey & Whitney LLP
111 S. Main Street, 21st Floor
Salt Lake City, Utah 84111
Fax: 801-933-7373
Attn: David Marx
Email: marx.david@dorsey.com

or to such other address as the party may have furnished in writing in accordance with the provisions of this Section. Any notice or other communication shall be deemed to have been given, made and received upon receipt. Either party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

11.3 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by the laws of the State of Delaware, without regard to any conflicts of law rules or principles that would result in the application of the laws of another jurisdiction.

(b) Each party hereby irrevocably consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the County of New Castle in the State of Delaware, and appropriate appellate courts therefrom, in connection with any Action arising out of or relating to this Agreement. Each party hereto hereby waives, and agrees not to assert, as a defense in any such Action that it is not subject to such jurisdiction or that such Action may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its Assets are exempt or immune from execution, that such Action is brought in an inconvenient forum, or that the venue of such Action is improper. Service of process in any such Action may be served on any party anywhere in the world, whether within or without the State of Delaware, as provided in Section 11.2 herein.

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11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

11.5 Headings; Schedules; Exhibits. The headings, subheadings and captions in this Agreement and in any Exhibit or Schedule hereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit or Schedule hereto but not otherwise defined therein shall be defined as set forth in this Agreement, including Exhibit A attached hereto.

11.6 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto and incorporated herein) and the Ancillary Documents contain the entire agreement between the parties with respect to its subject matter and supersede all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of this Agreement and there are no other covenants, provisions, agreements, representations or warranties, whether written or oral, among the parties.

11.7 Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.8 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either party without the prior written consent of the other party. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

11.9 Specific Performance. Each party recognizes that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to all other remedies available to it, each of them shall be entitled to enforce the terms of this Agreement by a decree of specific performance, without the necessity of proving the inadequacy as a remedy of money damages. The remedies under this Agreement are cumulative.

11.10 Interpretation; Absence of Presumption.

(a) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, Exhibit, and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified, (iii) except where the context otherwise requires, references to a “party” or “parties” shall mean Buyer, Amedica, or US Spine, or any combination of them as the context requires, (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified and (v) the word “or” shall not be exclusive.

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(b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties understand and agree that the same have or has been mutually negotiated, prepared, and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party actually prepared, drafted, or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

11.11 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions of this Agreement will not be affected thereby and the parties will use commercially reasonable efforts to substitute one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof. To the extent permitted by applicable Legal Requirements, each party waives any provision of any Legal Requirement which renders any provision of this Agreement invalid, illegal, or unenforceable in any respect.

11.12 Amendments; Waiver. This Agreement may not be amended or modified except by written agreement of Buyer and Seller. No breach of any covenant, agreement, representation, or warranty made herein shall be deemed waived unless expressly waived in writing by the party who might assert such breach.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

Buyer:

CTL MEDICAL CORPORATION,
a Delaware corporation

By:	/s/ Daniel Chon
Name:	Daniel Chon
Title:	President & CEO

SELLErS:

AMEDICA CORPORATION,
a Delaware corporation

By:	/s/ B. Sonny Bal
Name:	B. Sonny Bal MD
Title:	CEO and President

US SPINE, INC.,
a Delaware corporation

By:	/s/ B. Sonny Bal
Name:	B. Sonny Bal MD
Title:	CEO and President

[Signature page to Asset Purchase Agreement]

EXHIBIT A

Certain Definitions

“Acquired Assets” shall have the meaning specified in Section 1.1.

“Action” shall mean any actual or threatened claim, action (at law or in equity), suit, arbitration, review, inquiry, proceeding or investigation.

“Affiliate” shall mean, with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, the Person specified.

“Agreement” shall have the meaning specified in the Preamble to this Agreement.

“Allocation” shall have the meaning specified in Section 2.3.

“Amedica Products” shall have the meaning specified in the Recitals to this Agreement.

“Ancillary Documents” shall mean the instruments described in Section 7.2 and Section 7.3.

“Acquisition Target” shall have the meaning specified in Section 9.7.

“Assigned Contracts” shall have the meaning specified in Section 1.1(h).

“Assumed Liabilities” shall have the meaning specified in Section 1.3.

“Beneficial Owner” means each of B. Sonny Bal, David W. Truetzel, Jeffrey S. White, and Eric A. Stookey.

“Break Fee” shall have the meaning specified in Section 5.4(c).

“Brokerage” has the meaning set forth in Section 1.8(g).

“Business” means Seller’s business of developing, manufacturing, distributing, and selling the Silicon Nitride Products, the Metal-Based Products, the PEEK Products, and biologics, all of which are set forth on Exhibit B.

“Business Day” shall mean a day other than a Saturday, Sunday, or other day on which commercial banks in the City of Dallas, Texas are authorized or required to close.

“Buyer” shall have the meaning specified in the Preamble to this Agreement.

“Buyer’s Financial Statements” shall mean the consolidated reviewed balance sheets, statements of operations, stockholders’ equity, and cash flows of Buyer for the years ended December 31, 2017 and December 31, 2016 and the consolidated balance sheet and statement of operations for the six months ended June 30, 2018.

“Closing” shall have the meaning specified in Section 7.1.

“Closing Date” shall have the meaning specified in Section 7.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Competing Offer” shall have the meaning specified in Section 5.4(b).

“Consent” shall mean any consent or approval of, or notice, declaration, report or statement filed with or submitted to, any Person (other than an Approval).

“Consultants” means David O’Brien and B. Sonny Bal.

“Contract” shall mean any agreement, contract, lease, license agreement, franchise agreement, obligation, instrument or other commitment, arrangement or understanding of any kind (whether written or oral) to which Seller is a party or by which Seller or any of its Assets may be bound or affected, including all amendments, modifications, extensions or renewals of any of the foregoing.

“Customers” means all hospitals, facilities, distributors, surgeons, and other Persons who have acquired Spinal Products from Seller, directly or indirectly.

“Damages” means all actual losses, damages, liabilities, disbursements, deficiencies, Actions, judgments, interest, awards, penalties, fines, assessments, settlements, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Damages” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Excluded Assets” shall have the meaning specified in Section 1.2.

“Exclusivity Period” shall have the meaning specified in Section 1.6.

“Family Group” shall, with respect to any Beneficial Owner, mean (i) the spouse and descendants (by birth or adoption) or stepchildren of such Person, (ii) any custodian of a custodianship for and on behalf of such Person or such Person’s spouse or descendants (by birth or adoption), (iii) any trustee of a trust solely for the benefit of such Person or such Person’s or descendants (by birth or adoption) or stepchildren, (iv) parent or parents of such Person, (v) the stepparent or stepparents of such Person, (vi) any siblings of such Person, (vii) mother-in-law of such Person, (viii) father-in-law of such Person (ix) any son-in-law or daughter-in-law of such Person, (x) any brother-in-law or sister-in-law of such Person and (xi) any other individual or individuals (other than a tenant) that is sharing a household with such Person.

“Fiduciary Out” shall have the meaning specified in Section 5.4(c).

“Final Offer” has the meaning set forth in Section 9.7(b).

“Financial Statements” shall mean the consolidated and audited Balance Sheets, Statements of Operations, Statements of Stockholders’ Equity, and Statements of Cash Flows for the years ended December 31, 2017, 2016, and 2015, all of which have been filed with the SEC, and financial statements in June 30 10-Q.

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“Finished Goods” means, as of any date of determination, the Spinal Products related to, used or held for use in connection with the Business that (i) have been completed, tested, and transferred into finished goods inventory on the records of the Seller as of such date of determination, (ii) do not have an expiration date within twelve (12) months of such date of determination, and (iii) are not opened, damaged, obsolete or of a faulty quality; except for obsolete, damaged, defective, or slow-moving items that have been written off or written down in accordance with the Seller’s internal policies, as disclosed in Amedica’s SEC filings.

“Fraud” means, as to any Person, a claim for fraud based on a representation or warranty contained in this Agreement or any Ancillary Document made by such Person with the intent to induce another Person to act or refrain from action, and where (a) such representation or warranty was inaccurate, (b) such first Person had knowledge of the inaccuracy of such representation or warranty or made such representation or warranty with reckless disregard or indifference as to the accuracy of such inaccurate representation, and (c) the other Person acted or failed to act in reliance on such representation or warranty and suffered Damages as a result of such reliance.

“Fundamental Representation” shall mean those representations set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority), 3.5 (Tax Matters), 3.6(a) (Ownership of Acquired Assets; Title to Properties; Condition of Acquired Assets), solely as it relates to title and ownership, 3.10 (Compliance with Legal Requirements), 3.11 (Inventory), 3.12 (Intellectual Property), 3.20 (Required Vote), 4.1 (Organization and Good Standing), 4.2 (Authority), 4.5 (Solvency).

“Governmental Authority” shall mean any national, federal, state, provincial, county, or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department, or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over a party or any of its Assets.

“Health Care Laws” means Laws pertaining to the regulation of health care products and services, including: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the criminal False Claims Act (18 U.S.C. § 287); the False Statements Statute (42 U.S.C. § 1320a-7b(a)); the Physician Self-Referral Law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, as the same may be amended, modified or supplemented from time to time, including any successor statutes thereto (“HIPAA”) and any state laws governing the privacy and security of health information; the exclusion laws (42 U.S.C. § 1320a-7); the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and its implementing regulations; the Federal Trade Commission Act (15 U.S.C. §§ 41 et seq.); the Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); Section 6002 of the Patient Protection and Affordable Care Act (42 U.S.C. § 1320a-7h) and its implementing regulations; the Physician Payments Sunshine Act; any comparable foreign, federal or state laws governing the identity, classification, design, research, investigation, development, testing, clearance, approval, manufacturing, safety surveillance, processing, handling, packaging, labeling, distribution, storage, import, export, advertising, promotion, marketing or sale of a health care product or service; and any comparable state laws related to: (i) interactions with health care professionals, customers, and referral sources in a position to prescribe, recommend, purchase, or use health care products or services and any law requiring tracking or reporting to any Governmental Authority of any such interactions; (ii) false statements to any Governmental Authority or false claims for payment for a health care product or service by a commercial payor, Governmental Authority, or any entity accepting, processing, or paying claims on behalf of a Governmental Authority; (iii) the billing, coding, coverage, payment, or reimbursement of a health care product or service by a government or private payor, or the purchase of any health care product or service by or on behalf of any Governmental Authority, and the pricing, price reporting, discounting, or rebating of such health care product or service; and (iv) provision of free goods or sample products to Customers, health care providers, or individuals.

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“Indebtedness” means, with respect to Seller, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Seller’s account, (iii) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such person is liable, contingently or otherwise, as obligor or otherwise, (iv) all obligations, contingent or otherwise, of Seller that, in accordance with GAAP, should be classified upon the balance sheet of such Seller (or notes thereto) as indebtedness, (v) all obligations of Seller arising in connection with any acquisition of assets or businesses to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith, (vi) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all obligations secured by Liens on property acquired by Seller, whether or not such obligations were assumed by Seller at the time of acquisition of such property, (viii) all obligations of a type referred to in clauses (i) through (viii) above which are directly or indirectly guaranteed by Seller or which Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (ix) interest, principal, prepayment penalty, fees, or expenses, to the extent due or owing in respect of those items listed in clauses (i) through (ix) above, whether resulting from their payment or discharge or otherwise, and (x) any refinancings of any of the foregoing obligations.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) designs, including all identified, indicated, or illustrated in Patents, registrations, applications for registration, and renewals thereof; (c) trademarks, service marks, brands, certification marks, logos, product configuration, trade dress, trade names, domain names, Internet keywords, social networking identifiers, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (d) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (e) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein, in each case other than the Seller Retained Technologies, (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (h) all other intellectual or industrial property and proprietary rights.

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“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other legally binding agreements, whether written or oral, relating to any Intellectual Property (other than Seller Retained Technologies) that is used or held for use in the conduct of the Business as conducted by Seller prior to Closing and to which Seller is a party, beneficiary, or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property (other than Seller Retained Technologies) that is owned by Seller and used or held for use in the conduct of the Business as conducted by Seller prior to the Closing, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the Closing Date, including all rights to and claims for damages, restitution, and injunctive, and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, after exercising reasonable diligence in the performance of his or her duties, a reasonable review of the applicable books and records, and due inquiry of those employees and independent contractors, if any, who report to such individual. References to the “Knowledge” of the Seller shall be deemed to constitute the Knowledge of David O’Brien, Dr. Sonny Bal, or Bryan J. McEntire.

“Legal Requirement” shall mean any judgment, decree, injunction, order, writ, ruling, law, ordinance, statute, rule, regulation, code, or other requirement of any Governmental Authority, including any Health Care Law, or the common law.

“Liability” shall mean any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

“Liens” shall mean any claim, Liability, mortgage, lien, pledge, security interest, assessment, conditional sales agreement, charge, and other encumbrance.

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“Manufacturing Costs” shall have the meaning specified in Section 1.6.

“Manufacturing Facility” means Seller’s manufacturing facility located at 1885 West 2100 South, Salt Lake City, Utah 84119 where Silicon Nitride devices are produced.

“Manufacturing Rights” shall have the meaning specified in Section 1.6.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; or (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof.

“Metal-Based Products” shall have the meaning specified in the Recitals to this Agreement.

“Notice Period” shall have the meaning specified in Section 5.4(d).

“OEM Products” shall have the meaning specified in Section 1.6.

“PEEK Products” shall have the meaning specified in the Recitals to this Agreement.

“Permitted Liens” shall mean the security interest in the Acquired Assets held by Amedica pursuant to the Security Agreement and the security interest in the Acquired Assets held by North Stadium, in each case to secure Buyer’s payment obligations under Section 2.1.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

“Promissory Note” is defined in Section 2.1(b).

“Purchase Price” shall have the meaning specified in Section 2.1.

“Related Party” means (i) with respect to Seller, any Affiliate, Beneficial Owner, or officer of such Person and the Family Groups of such Beneficial Owners and officers and (ii) with respect to the Beneficial Owners, any Affiliate of such Person and the Family Group of such Person.

“Representative” shall mean, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Re-Offer” shall have the meaning specified in Section 9.7(c).

“ROFN Period” shall have the meaning specified in Section 9.7.

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“ROFN Security Agreement” means the security agreement attached hereto as Exhibit F.

“Requirement” shall have the meaning specified in Section 1.6.

“Seller Retained Technologies” shall have the meaning specified in the Recitals to this Agreement.

“Security Agreement” means the Security Agreement attached hereto as Exhibit I.

“Seller” shall have the meaning specified in the Preamble to this Agreement.

“Seller’s Conditional Incapacity” shall have the meaning specified in Section 1.7.

“Seller Transaction Expenses” means (i) all of the fees and expenses incurred or reimbursed by Seller in connection with the negotiation, documentation, and consummation of the transactions contemplated by this Agreement, including all fees, expenses, disbursements, and other similar amounts paid to Maxim Group and all attorneys, financial advisors, or accountants and (ii) all payments required to obtain third party Consents in connection with the consummation of the transactions contemplated by this Agreement.

“Silicon Nitride Products” shall have the meaning specified in the Recitals to this Agreement.

“SN Manufacturing Patents” shall have the meaning specified in the Recitals to this Agreement.

“Spinal Products” shall have the meaning specified in the Recitals to this Agreement.

“Standard Product Terms” has the meaning set forth in Section 3.19.

“Superior Proposal” means any Competing Offer that (i) has not been withdrawn, (ii) did not result from Seller’s breach of Section 5.4(a), (iii) Seller’s Board of Directors determines in good faith (after consultation with outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal, and which is not subject to any financing condition or, if financing is required, such financing is then fully committed, is (A) more favorable from a financial point of view to Sellers and their stockholders than the transactions contemplated by this Agreement and (B) is reasonably likely to be completed on the terms proposed on a timely basis.

“Third Party” has the meaning set forth in Section 9.7.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Third Party Offer” has the meaning set forth in Section 9.7(c).

“Third Party Products” has the meaning set forth in Section 1.8(a).

“Tax” means (i) any multi-national, Federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax, any penalties resulting from any failure to file or timely file a Tax return, or additional amounts in respect of the foregoing; (ii) any liability for any amounts of the type described in clause (i) as a result of being (or ceasing to be) a member of any Affiliated Group (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign law); and (iii) any liability for any amounts of the type described in clause (i) or (ii) arising under contract, by operation of law, by reason of being a successor or transferee, or otherwise.

“Transferred Employees” shall have the meaning specified in Section 10.1(e).

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